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KIRKLAND & ELLIS
PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

200 East Randolph Drive
Chicago, Illinois 60601

(312) 861-2000

Facsimile:
(312) 861-2200

Exhibit 8.1

May 28, 2002

IOS Brands Corporation
3113 Woodcreek Drive
Downers Grove, Illinois 60515

Florists' Transworld Delivery, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

FTD.COM INC.
3113 Woodcreek Drive
Downers Grove, Illinois 60515

Ladies & Gentlemen:

        This opinion is being delivered to you in accordance with Section 7.03(d) of the Agreement and Plan of Merger dated March 3, 2002 (the "Agreement") by and among IOS Brands Corporation, a Delaware corporation ("IOS"), Florists' Transworld Delivery, Inc., a Michigan corporation ("FTD"), Aroma Acquisition Corp., a Delaware corporation ("Merger Sub"), and FTD.COM INC., a Delaware corporation ("FTD.COM"). Merger Sub will merge with and into FTD.COM (the "Merger") pursuant to the Agreement.

        In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Agreement and the Joint Proxy Statement/Prospectus of IOS, FTD and FTD.COM included in Amendment No. 2 to IOS's Registration Statement (File No. 333-84736) as filed on May 28, 2002 (the "Joint Proxy Statement/Prospectus"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of IOS, FTD and FTD.COM.

        Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Agreement (including, without limitation, the exhibits thereto) and the Joint Proxy Statement/Prospectus, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Joint Proxy Statement/Prospectus and (3) the accuracy of the representations made by IOS, FTD, Merger Sub and FTD.COM, which are set forth in the Officers' Certificate delivered to us by IOS, FTD, Merger Sub and FTD.COM dated the date hereof.

London                                                 Los Angeles                                                 New York                                                 Washington, D.C.

KIRKLAND & ELLIS

IOS Brands Corporation
Florists' Transworld Delivery, Inc.
FTD.COM INC.
May 28, 2002

        Based upon the facts and statements set forth above and our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

  1.
  The Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  2.
  IOS, FTD and FTD.COM will each be a party to such reorganization within the meaning of section 368(b) of the Code.

  3.
  The stock dividend that IOS currently intends to pay at or shortly after the effective time of the Merger, as described in the Joint Proxy Statement/Prospectus, will be a nontaxable distribution described in section 305(a) of the Code.

        We express no opinion concerning any tax consequences of the Merger or of the anticipated IOS stock dividend other than those specifically set forth herein.

        Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may adversely affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention.

        This opinion has been delivered to you for the purposes set forth in Section 7.03(d) of the Agreement and for the purpose of inclusion as an exhibit to the Joint Proxy Statement/Prospectus. This opinion may not be distributed or otherwise made available to any other person or entity without prior written consent; however, we consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to Kirkland & Ellis under the caption "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Joint Proxy Statement/Prospectus.

Very truly yours,
/s/ KIRKLAND & ELLIS Kirkland & Ellis

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  Exhibit 8.1